                                       FROM: EQK GREEN ACRES TRUST (NYSE:EGA)
                                             Suite 800
                                             One Tower Bridge
                                             W. Conshohocken, PA 19428
                                             (215) 941-2992
                                             Contact: Myles H. Tanenbaum
                                                      President

    W. CONSHOHOCKEN, PA - EQK GREEN ACRES, L.P. (NYSE: EGA)
    ANNOUNCES CHANGE IN FORMAT AND CONVERSION TO A
    REAL ESTATE INVESTMENT TRUST

 FOR IMMEDIATE RELEASE
 TUESDAY, MARCH 1, 1994

     At the close of business on February 28th, EQK Green Acres, L.P. (NYSE symbol EGA) was converted from a limited partnership to a real estate investment trust, adopting the name EQK Green Acres Trust.

     'More significant than the change from partnership to REIT, are the changes in the Company's format,' observed Myles H. Tanenbaum, the Company's President. 'We are now allowed to add to the Company's real estate portfolio and to continue operations indefinitely.' From inception, the Company was limited to ownership of Green Acres Mall, a 1.7 million square foot super-regional shopping mall complex located in Valley Stream, L.I., NY, which heretofore was to be sold by the end of the decade.

     The Company has elected to largely self-manage its own affairs, terminating the existing advisory and property management contracts.

     Pursuant to the conversion, each outstanding Unit has been converted into one Common Share of Beneficial Interest in the REIT. As previously described in materials provided to Unitholders, additional Common Shares are being issued to the partnership's general partners and advisor in connection with the conversion. The Common Shares will trade on the New York Stock Exchange using the same symbol (EGA) that had been used for the Units.